Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Fiscal Fourth Quarter 2012 Financial Results

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (June 7, 2012) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the fourth quarter of fiscal year 2012, ended March 31, 2012. Total revenues were $3.4 million for the fourth quarter ended March 31, 2012 compared to $2.7 million in the same quarter of the prior year. Product revenues increased $660,000, or 26%, for the fourth quarter ended March 31, 2012 as compared to the same period in the prior year with increases in the United States, Mexico, India and Singapore, partly offset by declines in Europe and China. Total revenues for the fiscal year ended March 31, 2012 were $12.7 million. Product revenues for the fiscal year ended March 31, 2012 were up $3 million, or 34%, as compared to the same period in the prior year with increases in the United States, Mexico, Europe, China and India, offset by a slight decline in the Middle East.

“We continue to grow product revenues for this fiscal year at 34% compared to the prior year,” said Hoji Alimi, Oculus CEO and founder. “We also expect U.S. revenues to increase in fiscal 2013 as our partners in the acute care and dermatology markets have recently launched multiple new Microcyn-based products. In conjunction with our partner Quinnova Pharmaceuticals, Inc. and its parent company AmDerma Pharmaceuticals, Inc., we are seeking approval to initiate a human clinical trial to support FDA clearance of a 510(k) application for use of our Microcyn® technology on hypertrophic and keloid scars.”

Product revenue in the United States increased $559,000, or 64%, in the fourth quarter of fiscal year 2012 compared to the same period in the prior year, primarily due to increased unit growth and royalty fees received from Oculus’ partner Innovacyn, Inc., and due to sales into the dermatology market by Oculus’ partners.

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Revenue in Mexico increased $165,000, or 14%, in the fourth quarter of fiscal year 2012 compared to the same period in the prior year, primarily due to 33% growth in sales of the Company’s five-liter presentations, 6% growth in sales of the 120-ml and 240-ml presentations, and sales of new Microcyn-based hydrogel products. The growth in these three categories was partially offset by a 5% strengthening of the Mexican peso. Revenue growth in Mexico in local currency was 20% when compared to same period in the prior year.

Revenue in Europe and Rest of World declined $64,000, or 14%, in the fourth quarter of fiscal year 2012 compared to the same period in the prior year.  The decline was primarily the result of a decrease of $174,000 in revenue from sales in China, partially offset by increases in India and Singapore.

Oculus reported gross profit related to Microcyn® products of $2.1 million, or 67% of product revenues, during the quarter ended March 31, 2012, compared to a gross profit of $1.9 million, or 75%, for the same period in the prior year. The lower gross profit is due to higher manufacturing costs related to new product launches label modifications. The company’s margins in Mexico were 74% during the quarter ended March 31, 2012, compared to 78% for the same period in the prior year.

Total operating expenses increased by $284,000, or 9%, to $3.6 million for the quarter ended March 31, 2012, compared to $3.3 million for the same period in the prior year. Operating expenses minus non-cash expenses during the quarter ended March 31, 2012 were $3.1 million, up from $2.7 million in the same period in the prior year. Research and development expense decreased $154,000, or 24%, to $476,000 for the quarter ended March 31, 2012, compared to $630,000 for the same period in the prior year, mostly due to lower costs incurred for product tests and studies. Selling, general and administrative expense increased $438,000, or 16%, to $3.1 million during the quarter ended March 31, 2012, from $2.7 million for the same period in the prior year. This increase was primarily due to higher sales related costs in Mexico and United States, and higher consulting and patent costs in the United States.

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Net loss for the quarter ended March 31, 2012 was $1.8 million, an increase of $74,000 from $1.7 million for the same period in the prior year. Stock compensation charges were $461,000 million and $527,000 for the quarters ended March 31, 2012 and 2011, respectively.

Interest expense increased $129,000, or 86%, to $279,000 during the quarter ended March 31, 2012, as compared to the same period in the prior year.

As of March 31, 2012, Oculus had unrestricted cash and cash equivalents of $3.4 million, compared with $4.4 million as of March 31, 2011. The Company’s total debt position was $4.6 million as of March 31, 2012, compared with $3.1 million as of March 31, 2011.

Results for Fiscal Year 2012

Total revenues were $12.7 million for the fiscal year ended March 31, 2012, compared to $9.8 million for the same period in the prior year. Product revenues increased $3 million, or 34%, for the fiscal year ended March 31, 2012 as compared to the same period in the prior year, with increases in the United States, Mexico, Europe, China and India, offset by a slight decline in the Middle East. Gross profitability for product revenues for the fiscal year ended March 31, 2012 increased to 73% compared to a gross profit of 67% for the same period in the prior year, primarily attributable to higher gross profit margins in all business segments. Total cash operating expenses increased $1.1 million or 11% for the fiscal year ended March 31, 2012 compared to the same period in the prior year, mostly due to higher sales-related costs in Mexico and United States, and higher stock compensation charges.

Conference Call

Oculus management will hold a conference call today to discuss fourth quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet, with a corresponding slide presentation, may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

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A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 80135465. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences

Oculus Innovative Sciences is a commercial healthcare company that designs, produces and markets innovative, safe and effective healthcare products. Oculus is pioneering innovative solutions in multiple markets including dermatology, oral care, surgical, wound care, animal healthcare and others, and has commercialized products in the United States, Europe, India, China, Mexico, and select Middle East countries. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "continue,” “initiating,” and “expect,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2011. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

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Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

Director of Marketing/Communications

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2012	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,351	$4,371
Accounts receivable, net	2,151	2,094
Inventories, net	953	733
Prepaid expenses and other current assets	505	611
Total current assets	6,960	7,809
Property and equipment, net	806	802
Other assets	72	53
Total assets	$7,838	$8,664
LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY
Current liabilities:
Accounts payable	$816	$669
Accrued expenses and other current liabilities	844	694
Deferred revenue	1,619	1,808
Current portion of long-term debt, net of debt discount of $624 and $237 at March 31, 2012 and March 31, 2011, respectively	1,415	907
Derivative liability	55	337
Total current liabilities	4,749	4,415
Deferred revenue	133	160
Long-term debt, net of debt discount of $769 and $354 at March 31, 2012 and March 31, 2011, respectively, less current portion	1,824	1,638
Put warrant liability	2,000	750
Total liabilities	8,706	6,963
Commitments and Contingencies
Stockholders’ (Deficiency) Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at March 31, 2012 (unaudited) and March 31, 2011	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized, 29,007,453 and 26,576,302 shares issued and outstanding at March 31, 2012 (unaudited) and March 31, 2011, respectively	3	3
Additional paid-in capital	134,496	129,584
Accumulated other comprehensive loss	(3,053)	(2,901)
Accumulated deficit	(132,314)	(124,985)
Total stockholders’ (deficiency) equity	(868)	1,701
Total liabilities and stockholders’ (deficiency) equity	$7,838	$8,664

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Revenues
Product	$3,156	$2,496	$11,853	$8,826
Service	195	215	891	928
Total revenues	3,351	2,711	12,744	9,754
Cost of revenues
Product	1,039	617	3,254	2,876
Service	177	164	776	737
Total cost of revenues	1,216	781	4,030	3,613
Gross profit	2,135	1,930	8,714	6,141
Operating expenses
Research and development	476	630	1,981	2,046
Selling, general and administrative	3,124	2,686	13,200	11,600
Total operating expenses	3,600	3,316	15,181	13,646
Loss from operations	(1,465)	(1,386)	(6,467)	(7,505)
Interest expense	(279)	(150)	(931)	(406)
Interest income	1	-	4	3
Loss (gain) due to change in fair value of derivative instruments	(22)	(64)	282	135
Other expense, net	(3)	(94)	(217)	(175)
Net loss	$(1,768)	$(1,694)	$(7,329)	$(7,948)
Net loss per common share: basic and diluted	$(0.06)	$(0.06)	$(0.27)	$(0.30)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	28,943	26,828	27,387	26,374

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	(1,465)	(1,386)	(6,467)	(7,505)
Non-cash adjustments:
Stock-based compensation	460	527	2,799	2,366
Depreciation and amortization	81	113	326	395
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(924)	(746)	(3,342)	(4,744)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	(1,768)	(1,694)	(7,329)	(7,948)
Non-cash adjustments:
Stock-based compensation	460	527	2,799	2,366
Depreciation and amortization	81	113	326	395
(Loss) gain due to change in fair value of derivative instruments	22	64	(282)	(135)
Non-cash interest expense	145	57	448	159
Non-GAAP net loss minus non-cash expenses	$(1,060)	(933)	$(4,038)	(5,163)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	3,600	3,316	15,181	13,646
Non-cash adjustments:
Stock-based compensation	(426)	(513)	(2,686)	(2,308)
Depreciation and amortization	(43)	(55)	(175)	(196)
Non-GAAP operating expenses minus non-cash expenses	$3,131	2,748	12,320	11,142

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, loss (gain) due to change in the fair value of derivative instruments, and non-cash interest. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.
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(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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